Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
Mary Ellen Fukuhara 206-318-4025	Audrey Lincoff 206-447-7950 ext. 52690

Starbucks Announces Additional Stock Repurchase Plan

SEATTLE; September 23, 2004 – Starbucks Corporation (Nasdaq: SBUX) today announced that its Board of Directors has authorized the repurchase of up to nine million shares of the Company’s common stock. The repurchase plan announced today is in addition to the Company’s current authorized share repurchase programs. Since its initial repurchase plan was authorized in September of 2001, Starbucks has repurchased a total of approximately 11.5 million shares at a cost of approximately $260 million under authorized programs through its fiscal third quarter ended June 27, 2004.

“This additional stock repurchase plan reflects the continued commitment by both the Board of Directors and Starbucks leadership team to pursuing opportunities that create shareholder value,” stated Michael Casey, Starbucks chief financial officer. “Starbucks strong balance sheet allows us to execute ongoing share buy-backs, while investing in our strategic growth plans.”

Shares will be repurchased in the open market at times and amounts considered appropriate by the Company based on factors including price and market conditions. Additionally, the Company’s Board of Directors has authorized that purchases can be made under Rule 10b5-1 of the Securities and Exchange Act of 1934. A Rule 10b5-1 plan allows Starbucks to repurchase its shares during periods when the Company would normally not be active in the market due to its own internal trading blackout periods. All such purchases must be made according to a predefined plan that is established when the Starbucks plan administrator is not aware of material non-public information.

Share repurchases will be funded through cash, cash equivalents and available-for-sale securities, and are primarily intended to help offset dilution from stock-based employee compensation plans. The Company currently has approximately 396 million shares of common stock outstanding.

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Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 8,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® coffee drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products. Tazo Tea’s line of innovative superpremium teas and Hear Music’s exceptional compact discs enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® Coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.

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